Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

January 26, 2021

Board of Directors

National Health Investors, Inc.

222 Robert Rose Drive

Murfreesboro, TN 37129

Ladies and Gentlemen:

We are acting as counsel to National Health Investors, Inc., a Maryland corporation (the “Company”), and the subsidiaries of the Company named on Schedule I attached hereto (the “Subsidiary Guarantors”) in connection with the issuance pursuant to an Indenture dated as of the date hereof (the “Base Indenture”), between the Company and Regions Bank, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee, of $400 million aggregate principal amount of the Company’s 3.000% Senior Notes due 2031 (the “Notes”), fully and unconditionally guaranteed, on a senior unsecured basis pursuant to the Supplemental Indenture (“the “Guarantee”), by the Subsidiary Guarantors, and the sale of the Notes pursuant to an Underwriting Agreement dated January 19, 2021 (the “Underwriting Agreement”) among the Company, the Subsidiary Guarantors and the representatives of the underwriters named therein, and pursuant to the Company’s registration statement on Form S-3 (File No. 333-237278), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the prospectus dated January 19, 2021 (the “Prospectus”), as supplemented by the supplement to the Prospectus dated January 19, 2021 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar Zagreb. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

For purposes of this opinion letter, we have assumed that (i) each party to the Indenture, other than the Company and the Covered Guarantors (listed on Schedule I hereto), has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the other parties thereto; (ii) each party to the Indenture, other than the Company and the Covered Guarantors, has duly authorized, executed and delivered the Indenture; (iii) each party to the Indenture, other than the Company and the Covered Guarantors, is validly existing and in good standing in all necessary jurisdictions; (iv) the Indenture constitutes a valid and binding obligation, enforceable against each of such other parties other than the Company and each Guarantor in accordance with its terms; (v) there has been no mutual mistake of fact or misunderstanding, or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability; and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party), that would, in any such case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinion expressed herein). Insofar as the opinion expressed herein relates to or is dependent upon matters governed by Alabama, Arizona, Georgia, Idaho, Missouri, Oregon, South Carolina or Tennessee law, we have relied, without independent investigation, upon, and our opinion expressed herein is subject to all of the qualifications, assumptions and limitations expressed in, the opinion of Dentons US LLP, special counsel to the Company in the State of Alabama, the State of Arizona, the State of Georgia, the State of Idaho, the State of Missouri, the State of Oregon, the State of South Carolina and the State of Tennessee. A copy of such opinion letter, dated as of the date hereof, is to be filed as Exhibit 5.2 to the Current Report on Form 8-K relating to the offer and sale of the Notes and Guarantee described herein.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)

The Notes have been duly authorized on behalf of the Company and, following (i) receipt by the Company of the consideration for the Notes specified in the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Notes will constitute valid and binding obligations of the Company.

(b)

The Guarantee has been duly authorized on behalf of the Subsidiary Guarantors and, following (i) receipt by the Company of the consideration for the Notes specified in the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture, the Guarantee will constitute a valid and binding obligation of each Subsidiary Guarantor.

The opinions expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K, and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement, which constitutes part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP
HOGAN LOVELLS US LLP

Schedule I

Subsidiary Guarantors

Covered Guarantors:

•	NHI/REIT, Inc.

•	Florida Holdings IV, LLC

•	NHI/REIT of Florida, L.P.

•	NHI-REIT of California, LP

•	NHI-REIT of Virginia, L.P.

•	NHI/Anderson, LLC

•	NHI/Laurens, LLC

•	Texas NHI Investors, LLC

•	NHI-REIT of Oregon, LLC

•	NHI-REIT of Florida, LLC

•	NHI-REIT of Minnesota, LLC

•	NHI Selah Properties, LLC

•	NHI-REIT of Wisconsin, LLC

•	NHI-REIT of Ohio, LLC

•	NHI-REIT of Northeast, LLC

•	NHI-REIT of Washington, LLC

•	NHI-REIT of Maryland, LLC

•	NHI-REIT of Seaside, LLC

•	NHI-REIT of Next House, LLC

•	NHI-REIT of Axel, LLC

•	NHI-REIT of Michigan, LLC

•	NHI-REIT of Bickford, LLC

•	NHI-REIT of North Carolina, LLC

•	NHI-REIT of TX-IL, LLC

•	NHI-REIT of Colorado, LLC

•	NHI-Bickford RE, LLC

•	NHI-SS TRS, LLC

•	NHI-REIT of Indiana, LLC

•	NHI-REIT of DSL PropCo, LLC

Other Guarantors:

•	NHI REIT of Alabama, L.P.

•	NHI-REIT of Arizona, Limited Partnership

•	NHI-REIT of Georgia, L.P.

•	NHI-REIT of Idaho, L.P.

•	NHI-REIT of Missouri, LP

•	NHI-REIT of South Carolina, L.P.

•	NHI-REIT of Tennessee, LLC

•	Myrtle Beach Retirement Residence LLC

•	Voorhees Retirement Residence LLC

•	Inchin Along, LLC